Exhibit 99.1

Tel-Instrument Electronics Corp. Mourns the Passing of Its Chairman Harold K. Fletcher

CARLSTADT, N.J.--(BUSINESS WIRE)--April 13, 2011--Tel-Instrument Electronics Corp. (NYSE AMEX: TIK) today announced with great sadness that Harold K. Fletcher, its Chairman of the Board, has passed away at the age of 85. Mr. Fletcher had been Chairman/CEO of the Company from 1982-2010. The Company mourns this loss and celebrates his tireless work over the past 29 years to build the Company into a market leader in the avionics test field.

Speaking on behalf of the Board of Directors, Robert Walker, newly elected Chairman of the Board, said, "It is with deep sorrow that we announce Hal’s passing. Hal was a terrific leader and defined the Company’s strategic path for almost three decades. Hal poured his heart and soul into the Company and his technical and business acumen allowed the Company to weather several difficult periods in our industry and position the Company towards a bright future. He was a close friend and colleague, but above all, Hal was a dedicated family man. We extend our deepest sympathies and prayers to Hal’s wife, Sadie, their five children and the entire Fletcher extended family. He will be greatly missed by all who knew him.”

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

CONTACT:
Tel-Instrument Electronics Corp.
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com